Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. Vice President Corporate Affairs (914) 789-2800 rkrawiec@progenics.com
PROGENICS PHARMACEUTICALS REPORTS
FOURTH QUARTER AND YEAR END RESULTS

Tarrytown, NY, March 17, 2008 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the fourth quarter and year ended December 31, 2007.

Revenues for the fourth quarter ended December 31, 2007 totaled $15.5 million compared to $21.9 million for the same quarter in 2006. For the year ended December 31, 2007, Progenics reported revenues of $75.6 million compared to $69.9 million for the comparable period in 2006. Revenues primarily reflect reimbursement received by the Company for its research and development activities under its collaboration with Wyeth (NYSE: WYE) relating to the investigational drug methylnaltrexone, recognition of revenue relating to Wyeth’s upfront payment to Progenics, and government grants and contracts.

In connection with its collaboration with Wyeth, Progenics recognized revenues of $12.5 million for the fourth quarter of 2007, which included $3.3 million related to the $60.0 million upfront payment received by Progenics upon commencement of the collaboration and $9.2 million as reimbursement of its development expenses for the fourth quarter of 2007. For the year ended December 31, 2007, Progenics recognized $65.5 million of revenue from the Wyeth collaboration: $16.4 million from the upfront payment, $40.1 million as reimbursement of its development expenses, and $9.0 million upon the achievement of methylnaltrexone development milestones.

The Company’s expenses for the fourth quarter of 2007 were $33.2 million compared to $25.6 million for the fourth quarter of 2006. For the year ended December 31, 2007, expenses totaled $127.1 million compared to $99.2 million for the year ended December 31, 2006. The increase in expenses for the fourth quarter of 2007 and for the year ended December 31, 2007 were principally due to increased research and development activity related to Progenics’ collaboration with Wyeth, increased contract manufacturing expenses for PRO 140 and increases in headcount. The Company’s responsibilities related to its methylnaltrexone development programs will continue to be reimbursed by Wyeth. The Company expects spending on its clinical-stage virology and oncology programs will increase during 2008, partially offset by an expected decrease in pre-clinical exploratory research and development expenses.

The net loss for the fourth quarter of 2007 was $15.3 million compared to a net loss of $1.7 million for the same period in 2006. The net loss per share for the fourth quarter of 2007 was $(0.53), basic and diluted, compared to a net loss per share of $(0.07), basic and diluted, for the same period of 2006. The net loss for the year 2007 was $43.7 million, compared to a net loss of $21.6 million for the same period in 2006. The net loss per share for the year 2007 was $(1.60), basic and diluted, compared to a net loss per share of $(0.84), basic and diluted, for the same period of 2006. The Company ended the year 2007 with cash, cash equivalents and marketable securities of $170.4 million.

“This year was pivotal for Progenics, with the filing of our first New Drug Application for subcutaneous RELISTOR™ (methylnaltrexone) – a milestone we are proud to have accomplished,” said Paul J. Maddon, M.D., Ph.D., Progenics’ Founder, Chief Executive Officer and Chief Science Officer. “We finished the year with a strong balance sheet. Looking forward, we see many milestones in 2008, including the scheduled April 30th FDA action date for subcutaneous RELISTOR and its planned launch. We remain confident in the success of the methylnaltrexone franchise and intend to continue to develop this program vigorously. We also expect to complete phase 2 trials of oral methylnaltrexone and PRO 140 as well as initiate phase 1 clinical trials with our PSMA antibody drug conjugate for prostate cancer.”

2007 Clinical Highlights

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Submitted a New Drug Application (NDA) in March to the U.S. Food and Drug Administration for subcutaneous methylnaltrexone for the treatment of opioid-induced constipation (OIC) in patients receiving palliative care. FDA accepted the filing in May, triggering a $5 million milestone payment to Progenics from Wyeth.

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With collaborator Wyeth, filed applications for marketing approval of subcutaneous methylnaltrexone with the European Medicines Agency (EMEA) May and Australia’s Therapeutic Goods Administration (TGA) in August.  The validation of the European filing triggered a $4 million milestone payment to Progenics from Wyeth.

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With collaborator Wyeth, initiated phase 1 study of a new formulation of oral methylnaltrexone for the treatment of opioid-induced constipation in March. In July, Progenics reported data from this phase 1 trial showing positive activity in patients receiving the higher of two doses tested. Two phase 2 trials were initiated in October to test two different formulations of oral methylnaltrexone (including the form that was successful in phase 1 testing) in patients with chronic, non-cancer related pain.

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Reported significant efficacy results in May from a phase 1b study of PRO 140.  The study showed that HIV-infected individuals who received 5.0 mg/kg of PRO 140 achieved an average maximum viral load reduction of 1.83 log10 (98.5%; p<0.0001), with individual reductions ranging up to 2.5 log10 (99.7%).  Progenics believes that the results seen in this study represent the largest reported single-dose mean reduction in viral load for any antiretroviral drug.

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Presented results in June from a three-month open-label extension study of subcutaneous methylnaltrexone for the treatment of OIC in patients. Administration of subcutaneous methylnaltrexone in this study for up to three months was well tolerated and continued to induce laxation in advanced-illness patients with OIC.

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With collaborator Wyeth, initiated three new clinical studies in September: a) a phase 3 trial of subcutaneous methylnaltrexone to manage OIC in patients being treated with opioids for chronic, non-cancer related pain, b) a phase 2 trial of subcutaneous methylnaltrexone to manage OIC in patients rehabilitating from an orthopedic surgical procedure, and c) a phase 3 trial of intravenous methylnaltrexone in patients with post-operative ileus (POI) following a abdominal hernia repair.

2007 Corporate Highlights

•	Raised $57.1 million in net proceeds during September in a follow-on public offering of 2.6 million common shares.

Last week, Wyeth Pharmaceuticals and Progenics announced preliminary findings from the first of two phase 3 clinical trials of intravenous methylnaltrexone being evaluated for the management of POI in patients recovering from segmental colectomy surgical procedures. Preliminary results from the phase 3 clinical trial conducted by Wyeth showed that treatment did not achieve the primary end point of the study: a reduction in time to recovery of gastrointestinal function (i.e., time to first bowel movement) as compared to placebo. The study also did not show that secondary measures of surgical recovery, including time to discharge eligibility, were superior to placebo. In this clinical study, methylnaltrexone was administered intravenously in doses of 12 or 24 mg every six hours and was generally well tolerated.

The second of these phase 3 trials of intravenous methylnaltrexone for management of POI is being led by Progenics and is similar in design to the Wyeth study. In addition to these two studies conducted in segmental colectomy patients, the companies are conducting a phase 3 study of intravenous methylnaltrexone for the management of POI in patients who have undergone surgical repair of large abdominal hernias. Those results are expected to be reported in early 2009.  Wyeth and Progenics will analyze results from the Progenics-conducted second phase 3 trial in segmental colectomy patients by mid-year. Following this analysis, the companies will then determine a course of action for the intravenous methylnaltrexone program.

(PGNX-F)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation (oral and subcutaneous formulations) and post-operative ileus (intravenous formulation). In March 2007, the Company submitted a New Drug Application to the United States Food and Drug Administration for the subcutaneous formulation of methylnaltrexone for patients suffering from opioid-induced constipation while receiving palliative care, followed in May 2007 by Wyeth’s submission of a Marketing Authorization Application (MAA) in Europe to the European Medicines Agency (EMEA). In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. In the area of prostate cancer, the Company is developing a human monoclonal antibody drug conjugate – a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA.

(Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net loss per share) unaudited
	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenues:
Contract research and development from collaborator	$12,468	$18,355	$65,455	$58,415
Research grants and contracts	2,999	3,576	10,075	11,418
Product sales	67	3	116	73
Total revenues	15,534	21,934	75,646	69,906

Expenses:
Research and development	26,068	18,997	95,123	61,711
In-process research and development				13,209
License fees – research and development	109	25	1,053	390
General and administrative	6,154	6,121	27,901	22,259
Other	883	429	3,027	1,656
Total expenses	33,214	25,572	127,104	99,225

Operating loss	(17,680)	(3,638)	(51,458)	(29,319)

Other income:
Interest income	2,408	1,926	7,770	7,701

Net loss	$(15,272)	$(1,712)	$(43,688)	$(21,618)

Net loss per share; basic and diluted	$(0.53)	$(0.07)	$(1.60)	$(0.84)
Weighted average shares outstanding	29,570	25,960	27,378	25,669

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) unaudited
	December 31, 2007	December 31, 2006

Cash, cash equivalents and marketable securities	$170,370	$149,100
Accounts receivable	1,995	1,699
Fixed assets, net	13,511	11,387
Other assets	3,663	3,725
Total assets	$189,539	$165,911

Liabilities	$42,040	$55,065
Stockholders’ equity	147,499	110,846
Total liabilities and stockholders’ equity	$189,539	$165,911

DISCLOSURE NOTICE: The information contained in this press release is current as of March 17, 2008. This document contains forward-looking statements. Any statements that are not statements of historical fact may be forward-looking statements. When the Company uses the words “anticipates”, “plans”, “expects” and similar expressions, it is identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other reports filed with the U.S. Securities and Exchange Commission, to which investors are referred for further information. The Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in its forward-looking statements.

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Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com